NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Jim Ryan

(973) 541-3766

CURTISS-WRIGHT Announces Leadership Transition and
Management Reorganization

Martin R. Benante Announces Retirement Plan, to Continue

as Executive Chairman until April 2015;

David C. Adams is elected Chief Executive Officer and member of the Board

PARSIPPANY, N.J. – August 1, 2013 – Curtiss-Wright Corporation (NYSE: CW) today announced the plan for Chairman and CEO Martin R. Benante to retire in April 2015, after working nearly four decades for one of America’s leading industrial engineering companies.

“I have notified the board of my intention to retire in April 2015, at which time I will have served Curtiss-Wright for 37 years, including 15 years as the leader of Curtiss-Wright,” said Benante. “I have enjoyed my long association with this iconic institution, and have felt privileged to have played a part in some of its most renowned engineering achievements and a period of substantial growth. However, it is time to begin executing the Company’s long standing transition plan to new leadership that will capture the future opportunities we see before this great American enterprise. I am very proud of the Curtiss-Wright family, both for what it has achieved and what it will achieve in the years ahead.”

As part of the formal transition plan, Mr. Benante will continue as executive Chairman of the Board of Directors until his retirement, at which time he will leave the Board. The Board of Directors announced that, effective immediately, David C. Adams, currently President and Chief Operating Officer, has been promoted to President and Chief Executive Officer and will serve as a member of the Board of Directors. Upon Mr. Benante’s retirement, Mr. Adams will assume the dual role of Chairman and Chief Executive Officer.

Mr. Benante continued, “With his deep knowledge of Curtiss-Wright and vast industry experience across the Company’s diverse end markets, Dave is both the appropriate and the worthy choice to lead Curtiss-Wright into the next phase of its evolution. He presents a solid

Curtiss-Wright Corporation

10 Waterview Boulevard, Parsippany, NJ 07054

(973) 541-3700 • FAX (973) 541-3699

www.curtisswright.com

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combination of experience and leadership, underscored by his admirable track record that includes the delivery of solid results and steady margin improvement, while successfully integrating major acquisitions during his tenure.”

During Mr. Benante’s tenure as CEO, Curtiss-Wright’s annual sales grew to $2.5 billion (based on current fiscal year 2013 guidance) from $293 million; the Company’s product portfolio broadened exponentially to include such new product areas as embedded computers and specialized advanced electronic sensors; and the Company extended its technologies into adjacent and global markets.

Prior to his election as Chairman and CEO in April 2000, Benante, 60, served in a variety of roles in his Curtiss-Wright career, including General Manager at the Company’s Flow Control Target Rock business unit, President of the Flow Control segment, Vice President of the Company, and then as President and Chief Operating Officer.

Before becoming COO of Curtiss-Wright in September 2012, Adams, 58, was the Co-Chief Operating Officer of the Company since 2008 with overall responsibility for the Controls and Surface Technologies segments’ strategic goals, technology development, global operations and financial performance.  He was President of the Controls segment from 2005 through 2008, in which time he significantly expanded its technological depth and global scope through internal innovation, developing cross-market applications and acquiring pioneering technologies. During his career, he successfully led the Company through 17 acquisitions, driving market-leading integration and margin expansion initiatives.

Adams joined Curtiss-Wright in 2000 and quickly led the Company into a new strategic direction of establishing critical mass within the defense electronics and sensor markets via several acquisitions. Adams expatriated to the UK as Vice President and Managing Director, where he was highly successful in the integration of our Penny & Giles sensor business units as well as acquiring several sensor and electronics companies, complementing these growing segments within Curtiss-Wright. Upon returning from his overseas assignment, Adams was appointed President of Curtiss-Wright Controls and subsequently assumed added responsibility as President of Surface Technologies.

Prior to joining Curtiss-Wright in 2000, Adams had over 10 years related industry experience with Goodrich Aerospace and Lucas Aerospace. He serves on the board of governors of the Aerospace Industries Association. Mr. Adams holds a B.S. degree from California State University and an MBA from California Lutheran University.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE: CW) is an innovative engineering company that provides highly engineered, critical function products, systems and services in the areas of flow control, motion control and surface treatment technologies to the defense, energy and commercial/ industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation and prides itself on long-

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standing customer relationships. The Company employs approximately 10,000 people worldwide. For more information, visit www.curtisswright.com.

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